Orion Marine Group, Inc. Reports First Quarter 2016 Results; Sets 2017 EBITDA Goal

Houston, Texas, May 5, 2016 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading construction company, today reported a net loss for the three months ended March 31, 2016, of $1.2 million ($0.04 diluted loss per share). These results compare to a net loss of $0.3 million ($0.01 diluted earnings per share) for the same period a year ago.

Consolidated Results for the First Quarter of 2016

•	First quarter 2016 contract revenue was $129.6 million an increase of 59.1%, as compared with first quarter 2015 revenue of $81.5 million, primarily as a result of the addition of TAS.

•
Gross profit for the quarter was $14.7 million or a gross profit margin of 11.3%, an increase of approximately $6.3 million as compared with the first quarter of 2015. Gross profit margin for the first quarter of 2015 was 10.4%.

•
Selling, General, and Administrative expenses for the first quarter 2016 were $15.5 million as compared to $8.7 million an increase of $6.8 million or 78.8% in the prior year period. The increase in SG&A is primarily attributable to the addition of TAS and SG&A labor costs.

•	First quarter 2016 EBITDA was $8.1 million, representing a 6.3% EBITDA margin which compares to first quarter 2015 EBITDA of $11.3 million, or a 8% EBITDA margin.

•	Backlog of work under contract as of March 31, 2016, was $384.8 million.

"The first quarter has historically been our slowest quarter of the year in our Heavy Civil Marine Construction segment, and this year was no different," said Mark Stauffer, Orion Marine Group's President and Chief Executive Officer. “We experienced slightly slower productivity during the quarter as a result of specific adverse weather on certain jobs, primarily on the East Coast. In addition to seeing some typical weather related seasonality, we also experienced several customer directed delays and changes related to the completion of the three remaining troubled Tampa projects previously discussed, all of which caused the timing and mix of jobs in our Heavy Civil Marine Construction segment to be slightly different than initially anticipated. That being said, excluding these items, the Heavy Civil Marine Construction segment had solid performance during the quarter, and overall results would have been in line with expectations.

“Additionally, I continue to be pleased with our commercial concrete segment’s performance. TAS performed very well during the first quarter with top line gains in Dallas and continued solid market drivers with good bid opportunities across our markets. Overall, both our segments are performing well, with slightly improved margins in our backlog and solid project execution. We believe we will see continued improvement in the second half of 2016 in our bottom line results.”

Heavy Civil Marine Construction Segment

•
First quarter 2016 contract revenue was $62.4 million, a decrease of $19.0 million or 23.4% from the prior year period. The decrease is primarily attributable to specific adverse weather impacts on certain jobs, primarily on the East Coast, and several customer directed delays and other changes related to the completion of the three remaining troubled Tampa projects.

•	First quarter 2016 operating loss was $1.1 million, a decrease of $2.9 million compared to the prior year period.

•	First quarter 2016 EBITDA was $4.4 million, representing a 7.0% EBITDA margin which compares to first quarter 2015 EBITDA of $7.3 million, or 9.0%.

•	Backlog of work under contract as of March 31, 2016, was $199.3 million, which compares with backlog under contract at March 31, 2015, of $208.5 million.

Commercial Concrete Construction Segment

•	First quarter 2016 contract revenue was $67.2 million, an increase of $9.3 million or 16.1% from the prior year period.

•
First quarter 2016 operating income was $0.2 million, a decrease of $1.2 million or 83.5% compared to the prior year period. This decrease is partially attributable to the internal allocation of corporate SG&A costs of $2.4 million to the segment. Without this allocation of costs, operating income would have been $2.7 million.

•	First quarter 2016 EBITDA was $3.7 million, representing a 5.6% EBITDA margin as compared to first quarter 2015 EBITDA of $3.9 million, or 6.8%.

•	Backlog of work under contract as of March 31, 2016, was $185.5 million, which is comparable with backlog under contract at March 31, 2015, of $157.5 million.

For both of our reporting segments, backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Outlook
"As we look ahead, we expect first quarter impacts to continue well into the second quarter, however we anticipate significant improvement in our results in the second half of 2016,” continued Mr. Stauffer. “We continue to experience a high level of demand for all of our services across both operating segments, and our Commercial Concrete Construction segment has exceeded our expectations. In our Heavy Civil Marine Construction segment we are focused on completing the remaining troubled Tampa projects, pursuing our claims on these projects and resuming profitable operations in our Tampa office. Overall, we are targeting $70 million of EBITDA for 2017 and maintaining overall EBITDA margins in the 10 to 12% range," said Mr. Stauffer.

"Our heavy civil marine construction segment continues to see solid demand to help maintain and expand the infrastructure that facilitates the movement of goods and people on and over waterways. Specifically, we continue to see bid opportunities from our private sector energy related customers as they expand their marine facilities related to the storage, transportation and refining of domestically produced energy. Over the long term, we expect further opportunities in this sector from petrochemical related customers, energy exporters, and LNG facilities.

"In the Commercial Concrete Construction segment, demand for services also remains solid. In the Houston market, we are seeing increasing demand for education, medical and retail space. The Dallas market continues to be a source of growth. In fact, the Commercial Concrete Construction segment continues to maintain its highest level of backlog for the Dallas market in its history. Recently, we poured the most cubic yards of concrete in a week in the Dallas market in the Company’s history. We believe solid demand for our Commercial Concrete Construction segment will continue in our current operating markets and support our expansion in the Dallas market,” concluded Mr. Stauffer.

“We were pleased with our bid activity and success rate during the first quarter 2016 across both our segments," said Chris DeAlmeida, Orion Marine Group's Vice President and Chief Financial Officer. "Overall, we bid on approximately $535 million during the first quarter 2016 and were successful on $157 million. This resulted in a 1.21x times book to bill for the quarter and a win rate of 29.3%. In the Heavy Civil Marine segment, we bid on approximately $194 million during the first quarter 2016 and were successful on $68 million. This resulted in a 1.08x times book to bill for the quarter and a win rate of 34.9%. The Commercial Concrete Construction segment also had a healthy bid levels for the quarter, bidding on approximately $340 million in work while being awarded approximately $89 million. This resulted in a 1.33x times book to bill for the quarter and a win rate of 26.2%. Overall, we have over $613 million worth of bids outstanding, including approximately $37 million on which we are apparent low bidder or have been awarded subsequent to the end of the quarter.

“Additionally, we successfully amended certain financial covenants of our credit facility to provide flexibility as we close out the troubled Tampa jobs. The demand we see in our end markets across both our segments remains robust. While challenges remain through the first half of the year, we anticipate seeing significantly improved results in the second half of the year,” concluded Mr. DeAlmeida.

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the first quarter 2016 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 5, 2016. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com/Calendar.html. To participate in the call, please call the Orion Marine Group first Quarter 2016 Earnings Conference Call at 855-478-9690; participant code 69507379.

About Orion Marine Group

Orion Marine Group, Inc., a leading construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with office throughout its operating areas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 15, 2016, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Contract revenues	$129,623	$81,455
Costs of contract revenues	114,912	72,999
Gross profit	14,711	8,456
Selling, general and administrative expenses	15,538	8,692
Operating loss from operations	(827)	(236)
Other (expense) income
Gain from sale of assets, net	372	43
Other income	13	—
Interest income	1	12
Interest expense	(1,517)	(238)
Other expense, net	(1,131)	(183)
Loss before income taxes	(1,958)	(419)
Income tax benefit	(750)	(161)
Net loss attributable to Orion common stockholders	(1,208)	(258)

Basic loss per share	$(0.04)	$(0.01)
Diluted loss per share	$(0.04)	$(0.01)
Shares used to compute loss per share
Basic	27,286,981	27,604,681
Diluted	27,286,981	27,604,681

Orion Marine Group, Inc. and Subsidiaries
Selected Results of Operations
(In thousands, except share and per share information)

	Three months ended March 31, 2016	Three months ended March 31, 2015
Heavy Civil Marine Construction
Contract revenues[1]	$62,415	$81,455
Operating (loss) income[1]	(1,068)	1,847

Commercial Concrete Construction
Contract revenues[1]	$67,208	$57,910
Operating income[1]	241	1,464

1 The Company has calculated the pro forma impact of the acquisition of TAS in our operating results for the three months ended March 31, 2015.

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended March 31,
	2016	2015 3
	(Unaudited)	(Unaudited)
Operating (loss) income	$(827)	$3,311
Other income/expense	385	83
Depreciation and amortization	8,550	7,863
EBITDA[1]	$8,108	$11,257
Operating (loss) income margin[2]	(0.3)%	2.4%
Impact of depreciation and amortization	6.6%	5.6%
EBITDA margin	6.3%	8.0%

1 EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
2 Operating margin is calculated by dividing operating income (loss) plus other income and gain/loss from sale of assets (if any) by contract revenues.
3 The Company has calculated the pro forma impact of the acquisition of TAS in our operating results for the three months ended March 31, 2015.

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, except margin data)

	Heavy Civil Marine Construction
	Three months ended March 31,
	2016	2015 3
	(Unaudited)	(Unaudited)
Operating (loss) income	$(1,068)	$1,847
Other income/expense	388	43
Depreciation and amortization	5,067	5,445
EBITDA[1]	$4,387	$7,335
Operating (loss) income margin[2]	(1.1)%	2.3%
Impact of depreciation and amortization	8.1%	6.7%
EBITDA margin	7.0%	9.0%

	Commercial Concrete Construction
	Three months ended March 31,
	2016	2015 3
	(Unaudited)	(Unaudited)
Operating income	$241	$1,464
Other income/expense	(3)	40
Depreciation and amortization	3,483	2,418
EBITDA[1]	$3,721	$3,922
Operating income margin[2]	0.4%	2.6%
Impact of depreciation and amortization	5.2%	4.2%
EBITDA margin	5.6%	6.8%

1 EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
2 Operating margin is calculated by dividing operating income (loss) plus other income and gain/loss from sale of assets (if any) by contract revenues.
3 The Company has calculated the pro forma impact of the acquisition of TAS in our operating results for the three months ended March 31, 2015.

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,579	$1,345
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	75,782	72,358
Retainage	37,363	35,433
Other	3,549	5,313
Income taxes receivable	83	83
Inventory	4,634	4,867
Deferred tax asset	3,108	3,108
Costs and estimated earnings in excess of billings on uncompleted contracts	48,492	59,608
Assets held for sale	6,375	6,375
Prepaid expenses and other	4,720	4,627
Total current assets	185,685	193,117
Property and equipment, net	166,011	165,989
Accounts receivable, non-current	217	222
Inventory, non-current	6,142	6,218
Goodwill	65,982	65,982
Intangible assets, net of amortization	27,497	29,319
Other noncurrent	745	$615
Total assets	$452,279	$461,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$24,435	$12,004
Accounts payable:
Trade	40,027	52,719
Retainage	1,101	1,671
Accrued liabilities	17,812	22,149
Taxes payable	770	813
Billings in excess of costs and estimated earnings on uncompleted contracts	27,962	28,484
Total current liabilities	112,107	117,840
Long term debt, net of debt issuance costs	92,377	94,605
Other long-term liabilities	2,065	1,813
Deferred income taxes	18,638	19,345
Interest rate swap liability	927	145
Total liabilities	226,114	233,748
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,013,808 and 27,992,589 issued; 27,302,577 and 27,281,358 outstanding at March 31, 2016 and December 31, 2015, respectively	279	279
Treasury stock, 711,231 shares, at cost	(6,540)	(6,540)
Accumulated other comprehensive loss	(927)	(145)
Additional paid-in capital	169,177	168,736
Retained earnings	64,176	65,384
Total stockholders’ equity	226,165	227,714
Total liabilities and stockholders’ equity	$452,279	$461,462

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(1,208)	$(258)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,550	5,445
Deferred financing cost amortization	303	—
Bad debt expense	—	1
Deferred income taxes	(707)	144
Stock-based compensation	433	788
Loss on sale of property and equipment	(372)	(44)
Change in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(3,370)	10,768
Income tax receivable	—	232
Inventory	310	(236)
Prepaid expenses and other	(307)	185
Costs and estimated earnings in excess of billings on uncompleted contracts	11,116	(2,883)
Accounts payable	(13,262)	1,427
Accrued liabilities	(4,277)	(2,383)
Income tax payable	(44)	(485)
Billings in excess of costs and estimated earnings on uncompleted contracts	(522)	(7,192)
Deferred revenue	—	(19)
Net cash (used in) provided by operating activities	(3,357)	5,490
Cash flows from investing activities:
Proceeds from sale of property and equipment	634	52
Contributions to CSV life insurance	(132)	—
Purchase of property and equipment	(7,231)	(5,712)
Net cash used in investing activities	(6,729)	(5,660)
Cash flows from financing activities:
Borrowings from Credit Facility	22,000	—
Payments made on borrowings from Credit Facility	(11,688)	(4,017)
Exercise of stock options	8	28
Net cash provided by (used in) financing activities	10,320	(3,989)
Net change in cash and cash equivalents	234	(4,159)
Cash and cash equivalents at beginning of period	1,345	38,893
Cash and cash equivalents at end of period	$1,579	$34,734
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,154	$238
Taxes (net of refunds)	$1	$(33)